Exhibit 5.3

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP AV. BRIGADEIRO FARIA LIMA, 3311 7° ANDAR 04.538-133 SÃO PAULO - SP - BRAZIL TEL: +55 11 3708 1820 FAX: +55 11 3708 1845 www.skadden.com September 24, 2009

AFFILIATE OFFICES

BOSTON

CHICAGO HOUSTON

LOS ANGELES

NEW YORK

PALO ALTO

SAN FRANCISCO WASHINGTON, D.C. WILMINGTON

BEIJING

BRUSSELS FRANKFURT

HONG KONG LONDON

MOSCOW

MUNICH

PARIS

SHANGHAI SINGAPORE SYDNEY

TOKYO

TORONTO

VIENNA

Embraer - Empresa Brasileira de Aeronáutica S.A.

Avenida Brigadeiro Faria Lima, 2170

12227-901 São José dos Campos, SP, Brazil

Embraer Overseas Limited

Walkers House, PO BOX 908GT

Mary Street, George Town, Grand Cayman, Cayman Islands 2

Re:	Embraer Overseas Limited Guaranteed Notes Due 2020

Ladies and Gentlemen:

We have acted as special United States counsel to Embraer – Empresa Brasileira de Aeronáutica S.A., a corporation (sociedade por ações) organized under the laws of the Federative Republic of Brazil (“Embraer”), and Embraer Overseas Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Embraer Overseas”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) relating to the offering from time to time, in one or more series, of debt securities of Embraer Overseas guaranteed by Embraer (the “Securities”). We understand the Securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

Unless otherwise provided in any prospectus supplement to the prospectus forming a part of the Registration Statement relating to a particular series of Securities, the Securities are to be issued under an indenture (the “Indenture”) to be entered into among Embraer Overseas, Embraer and The Bank of New York Mellon, as trustee (the “Trustee”). Pursuant to the Indenture, Embraer will irrevocably and unconditionally guarantee all of Embraer Overseas’ obligations under the Securities (the “Guarantee”).

We have reviewed the Registration Statement, including the form of the Indenture attached thereto as an exhibit, and we have reviewed originals or

September 24, 2009

Embraer – Empresa Brasileira de Aeronáutica S.A.

Embraer Overseas Limited

copies certified or otherwise identified to our satisfaction of all such corporate records of Embraer and Embraer Overseas and such other instruments and other certificates of public officials, officers and representatives of Embraer and Embraer Overseas and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Securities will be valid, binding and enforceable obligations of Embraer Overseas, entitled to the benefits of the Indenture.

2. The Guarantee will be a valid, binding and enforceable obligation of Embraer, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of Embraer or Embraer Overseas, (a) we have assumed that each of Embraer and Embraer Overseas, as the case may be, and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Embraer or Embraer Overseas regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Indenture and the Securities), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights, and (d) insofar as any obligation under the Indenture and the Securities is required to be performed in any jurisdiction outside the United States of America, such performance will not be ineffective or illegal under the laws of such jurisdiction.

In rendering the opinions expressed in paragraphs 1 and 2 above, we have assumed that each series of Securities will be issued with an original aggregate principal amount (or, in the case of any Securities issued at original issue discount, an aggregate issue price) of US$2,500,000 or more.

We have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have

September 24, 2009

Embraer – Empresa Brasileira de Aeronáutica S.A.

Embraer Overseas Limited

become effective and comply with all applicable laws, (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement, (iii) the terms of all Securities will conform to the forms thereof contained in the Indenture and will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over Embraer or Embraer Overseas, (iv) the Indenture will be duly authorized, executed and delivered by Embraer Overseas, Embraer and the Trustee at the time of the issuance of the Securities and will conform to the form thereof contained as an exhibit to the Registration Statement, (v) the Securities will be issued, sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (vi) Embraer Overseas will authorize the offering and issuance of the Securities and will authorize, approve and establish the final terms and conditions thereof and Embraer Overseas and Embraer will enter together with the Trustee into any necessary supplemental indenture relating to the Securities and will take any other appropriate additional corporate action, and (vii) global notes or certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by the Indenture, duly authenticated and countersigned.

We do not express any opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

In addition, we note that (a) the enforceability in the United States of the waiver in Section 1.14 of the Indenture by each of Embraer and Embraer Overseas of any immunities from court jurisdiction and from legal process is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976 and (b) the designation in Section 1.14 of the Indenture of the U.S. federal courts located in the Borough of Manhattan, City of New York as the venue for actions or proceedings relating to the Indenture, the Securities and the Guarantee is (notwithstanding the waiver in Section 1.14) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings.

We do not express any opinion as to the enforceability of Section 10.8 of the Indenture providing for indemnification by Embraer Overseas and Embraer of the Trustee and the holders of Securities against any loss in obtaining the currency due to the Trustee or such holders of Securities from a court judgment in another currency.

September 24, 2009

Embraer – Empresa Brasileira de Aeronáutica S.A.

Embraer Overseas Limited

With respect to any Securities that may be issued in a currency other than U.S. dollars, we note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding Federal statute and no controlling Federal court decision on this issue. Accordingly, we do not express any opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. We have further assumed that the currency in which the Securities may be denominated will not violate any exchange or currency controls or any applicable jurisdiction.

In addition, we note that the waiver of defenses relating to the Guarantee in Article 12 of the Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York (such as reflected in New York’s anti-champerty statute).

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” as counsel for Embraer and Embraer Overseas who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP